[SI FINANCIAL GROUP, INC. LETTERHEAD]

                                                                 PRESS RELEASE
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                                                           (NASDAQ Global: SIFI)

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Phone:  (860) 456-6509 / Email:  investorrelations@banksi.com

SI FINANCIAL GROUP, INC. APPOINTS NEW DIRECTOR
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Willimantic, CT (March 22, 2007) -SI Financial Group, Inc. (the
"Company")(NASDAQ Global Market: SIFI) President and CEO, Rheo A. Brouillard announced that Michael R. Garvey was appointed to the Company's Board of Directors and to the Boards of Directors of SI Bancorp, MHC and Savings Institute Bank & Trust Company (the "bank") on March 21,2007.

         Mr. Garvey, a Certified Public Accountant, is a managing member of Garvey & Associates, LLC and Professional Payrolls, LLC located in Mystic, CT. In his new position, Mr. Garvey will serve on the Company's Corporate Governance Committee and the Bank's Loan Committees.

         Mr. Garvey is a 1986 graduate of Central Connecticut State University with a Bachelor's of Science Degree in Accounting. He is a member of the American Institute of Certified Public Accountants, CT Society of Certified Public Accountants, and the American Institute of Certified Public Accountants Tax Division. He is a Board Member and Vice Chair of CPA Connect, President-elect of the Rotary Club of Mystic and Board Member, Co-Treasurer of the Pawcatuck Neighborhood Center, Inc.

         He resides in Pawcatuck, CT with his wife Alexa and four daughters.

         SI Financial Group, Inc. is the parent company of Savings Institute Bank & Trust Company. Savings Institute Bank & Trust was established in 1842 and has been committed to the needs of its neighbors and friends in Eastern Connecticut for 165 years. Currently it operates through 19 conveniently located offices in Hartford, New London, Tolland and Windham counties. Savings Institute Bank & Trust can also be found on the internet at www.savingsinstitute.com.

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THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT ARE BASED ON ASSUMPTIONS
AND MAY DESCRIBE FUTURE PLANS, STRATEGIES AND EXPECTATIONS OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS ARE GENERALLY IDENTIFIED BY THE USE OF THE WORDS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "ESTIMATE," "PROJECT" OR SIMILAR EXPRESSIONS. THE COMPANY'S ABILITY TO PREDICT RESULTS OR THE ACTUAL EFFECT OF FUTURE PLANS OR STRATEGIES IS INHERENTLY UNCERTAIN. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN MARKET INTEREST RATES, REGIONAL AND NATIONAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, MONETARY AND FISCAL POLICIES OF THE UNITED STATES GOVERNMENT, INCLUDING POLICIES OF THE
UNITED STATES TREASURY AND THE FEDERAL RESERVE BOARD, THE QUALITY AND
COMPOSITION OF THE LOAN OR INVESTMENT PORTFOLIOS, DEMAND FOR LOAN PRODUCTS, DEPOSIT FLOWS, COMPETITION, DEMAND FOR FINANCIAL SERVICES IN THE COMPANY'S
MARKET AREA, CHANGES IN THE REAL ESTATE MARKET VALUES IN THE COMPANY'S MARKET AREA, ABILITY TO OPERATE NEW BRANCH OFFICES PROFITABLY, ABILITY TO EFFECTIVELY AND EFFICIENTLY INTEGRATE ACQUISITIONS AND CHANGES IN RELEVANT ACCOUNTING PRINCIPLES AND GUIDELINES. THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING ANY FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE
PLACED ON SUCH STATEMENTS. EXCEPT AS REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THE STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.